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Bankrate, Inc.
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www.bankrate.com                                                    Exhibit 99.2

For more information contact:

Bruce J. Zanca
bzanca@bankrate.com
(917) 368-8648

FOR IMMEDIATE RELEASE

                     Richard J. Pinola Joins Bankrate Board

New York, NY - Oct 25 2004 - Bankrate, Inc. (NASDAQ: RATE) announced today the appointment of Richard J. Pinola to the company's Board of Directors. Mr. Pinola is Chief Executive Officer of Right Management Consultants. Under Mr. Pinola's leadership, Right was named by Forbes magazine as one of the "200 Best Small Companies in America" for four consecutive years and appeared on BusinessWeek's list of "100 Best Small Companies." Mr. Pinola assumes the board seat earlier vacated by Elisabeth DeMarse. The appointment expands the board to six members and is effective October 26, 2004

"Rich Pinola's personality, wealth of experience and proven record of success make him an ideal director," said Peter C. Morse, Chairman of Bankrate, Inc. "We searched for a new director who would add a unique point of view to Bankrate's strategic direction. Rich's informed perspective will add an important voice to Bankrate's board," added Mr. Morse.

"Bankrate is the classic win-win scenario," said Mr. Pinola. "Bankrate provides consumers with vital information and financial marketers with an efficient marketplace to reach customers. It is a successful enterprise which I believe is poised for greater things," said Mr. Pinola. "I'm looking forward to making a contribution to the strategic direction of the company."

Prior to joining Right Management Consultants, Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company, an $8 billion diversified financial services firm. In addition to serving on the Bankrate board, Mr. Pinola is a director on the boards of: Nobel Learning Communities, Inc., Reading is Fundamental, Inc., K-Tron International, the Visiting Nurses Association and King's College.

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About Bankrate, Inc.

Bankrate, Inc. (NASDAQ:RATE) owns and operates Bankrate.com, the Internet's leading consumer banking marketplace. Bankrate.com averages 4 million unique visitors per month, according to comScore Media Metrix, which routinely ranks Bankrate.com first in unique visitors in the "Financial Information and Advice" category. Bankrate.com reviews more than 4,800 financial institutions in more than 407 markets in 50 states. Bankrate.com is a destination site of personal finance channels, including banking, investing, taxes and small business finance. It is the leading aggregator of more than 310 financial products, including mortgages, credit cards, new and used auto loans, money market accounts and CDs, checking and ATM fees, home equity loans and online banking fees. Bankrate.com provides financial applications and information to a network of more than 75 partners, including Yahoo! (NASDAQ: YHOO), America Online (NYSE:
AOL), The Wall Street Journal (NYSE: DJ) and The New York Times (NYSE: NYT). Bankrate.com's information is also distributed through more than 100 national and state publications.

Editors Note:  Photo available on request

For more information contact:
Bruce Zanca
SVP - Chief Marketing/Communications Officer for Bankrate, Inc www.bankrate.com/broadcast bzanca@bankrate.com
917-368-8648